UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

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SCHEDULE 14A

PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE

SECURITIES EXCHANGE ACT OF 1934

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The following is the transcript of a television segment discussing the pending acquisition (the “Transaction”) of Hawaiian Holdings, Inc. (“Hawaiian Holdings”) by Alaska Air Group, Inc. (“Alaska”) posted to the Transaction website on December 26, 2023.

CNBC: The Alaska-Hawaiian Airlines deal isn’t like other deals the DOJ has challenged: Peter Mucchetti

Air date: December 5, 2023

Speakers:

•	Andrew Ross Sorkin – Financial columnist, The New York Times and a co-anchor of CNBC’s Squawk Box

•	Peter Mucchetti – Partner, Clifford Chance and former antitrust attorney at the DOJ

Andrew Ross Sorkin: Shares of Hawaiian Air parent Hawaiian Holdings nearly tripled on Monday while shares of Alaska Air fell by 16 percent. The move coming after news of Alaska Air’s deal to buy the smaller rival, Hawaiian Air. Now joining us to discuss what is the regulatory pushback, or at least what the market seems to think will be, on that merger, Peter Mucchetti. He’s a Partner at Clifford Chance and a former antitrust attorney at the Department of Justice. Let’s just ask it straight up, you handicap this deal of happening, you think you – what are the chances?

Peter Mucchetti: You know I think the parties have a lot to work with here, this isn’t like other transactions that the Justice Department has challenged. Here you have two airlines, that yes, they’re both on the West Coast, they do serve some of the same routes, but for the large part they actually serve different routes. The parties themselves are saying they only overlap on about three percent of their transactions. So that really gives the parties the opportunity to say, this transaction is good for passengers because we’re going to be a better competitor to the big four, we’ll have a better loyalty program, we’ll achieve efficiencies, and we’ll pass on some of those cost savings to passengers. On the other hand, certainly the parties are settling in for a long investigation. They’re saying that it’s going to be 12 to 18 months before they can close the transaction.

Andrew Ross Sorkin: Bill, where do you land on the larger picture of consolidation in the airline business? I don’t know if you – there was a fascinating piece, Tim Wu, who’s been on the program many times, had an op-ed in The New York Times just yesterday I think, the last – well 48 hours – and made a very compelling argument that there has been too much consolidation in the airline business. That even though prices, maybe on an inflation adjusted basis, have either remained the same or even gone down, that when you factor in service, when you factor in the size of the seats, when you factor in what you used to get, the fact that you could bring your luggage with you. All of those things have made it worse. Do you agree or disagree?

Peter Mucchetti: Well absolutely, there’s a lot of concern in the airline industry. You’ve got the big four: United, American, Delta and Southwest, and there has been consolidation across the decades. You know, U.S. Airways American Airlines was a big transaction, and all of these transactions are highly scrutinized. Tim Wu, you know, very influential in antitrust circles and certainly you see the Biden administration being very aggressive in merger enforcement. In fact, right now a trial is wrapping up in Boston where the Justice Department is challenging JetBlue’s proposed acquisition, of Spirit Airlines and that’s because there is this concern. But what Alaska and Hawaiian are going to say is: our transaction is not like all those other transactions, you got to look at the specific facts and where we operate, and that’s certainly what the Justice Department will do along with the state Attorney General.

Andrew Ross Sorkin: Right, so in terms of the thinking though, there’s one element which is the toothpaste in out of the tube – meaning there’s been so much consolidation you almost need to allow even more consolidation to happen to make it more competitive, if you will, and then there’s another view that you just can’t let even one more of these deals go through because you’re only going to make it worse.

Peter Mucchetti: Those are exactly the issues and that’s why antitrust is so complex, it’s because you do have these two pulling considerations. On the one hand with fewer airlines that is less competition, that’s one less platform that’s out there for consumers to choose, but on the other hand, there are synergies that come along with these transactions. The merging parties say they’re expecting to realize about 235 million dollars’ worth of efficiencies because of their transaction and, so that’s the give and take that the reviewing agencies need to look at when they’re going to determine overall whether this transition will help or harm consumers, and they’ll take a long time to do that.

Andrew Ross Sorkin: Peter last question for you, as you’ve been talking a lot to different companies, not just thinking about the airline space right now, but as companies think about making deals in an election year, which of course is coming, is there a wait and see attitude, I mean clearly these folks are moving ahead, is there a view, get, you know, get it in the hopper and we’ll see what happens in ’24? And I don’t know if you think different administrations for things like airlines, which is a sort of a very popular almost populist approach, it may not matter who the president of the United States is.

Peter Mucchetti: I would say, generally speaking, we’ve seen more continuity in antitrust enforcement across administrations rather than differences. And certainly, when you look at the amount of deals that have happened in the past decade or so, really regardless of who the President is, there does seem to be a continuous flow of transactions. This current administration is very aggressive on merger enforcement but, having said that, many deals are still going through and so you certainly see a number of companies looking to merge or acquire other companies.

***

This interview aired on CNBC on December 5, 2023. Neither Hawaiian Holdings nor Alaska has sought or obtained permission from the publisher or the speakers to transcribe and distribute this interview.

Additional Information and Where to Find It

Hawaiian Holdings, its directors and certain executive officers are participants in the solicitation of proxies from stockholders in connection with the Transaction. Hawaiian Holdings plans to file a proxy statement (the “Transaction Proxy Statement”) with the SEC in connection with the solicitation of proxies to approve the Transaction.

Daniel W. Akins, Wendy A. Beck, Earl E. Fry, Lawrence S. Hershfield, C. Jayne Hrdlicka, Peter R. Ingram, Michael E. McNamara, Crystal K. Rose, Mark D. Schneider, Craig E. Vosburg, Duane E. Woerth and Richard N. Zwern, all of whom are members of Hawaiian Holdings’ board of directors, and Shannon L. Okinaka, Hawaiian Holdings’ chief financial officer, are participants in Hawaiian Holdings’ solicitation. None of such participants owns in excess of one percent of Hawaiian Holdings’ common stock. Additional information regarding such participants, including their direct or indirect interests, by security holdings or otherwise, will be included in the Transaction Proxy Statement and other relevant documents to be filed with the SEC in connection with the Transaction. Please refer to the information relating to the foregoing (other than for Messrs. Akins and Woerth) under the caption “Security Ownership of Certain Beneficial Owners and Management” in Hawaiian Holdings’ definitive proxy statement for its 2023 annual meeting of stockholders (the “2023 Proxy Statement”), which was filed with the SEC on April 5, 2023 and is available at

https://www.sec.gov/ix?doc=/Archives/edgar/data/1172222/000117222223000022/ha-20230405.htm#i2d8a68908cc64c37bbeca80e509abb72_31. Since the filing of the 2023 Proxy Statement, (a) each director (other than Mr. Ingram) received a grant of 13,990 restricted stock units that will vest upon the earlier of (i) the day prior to Hawaiian Holdings’ 2024 annual meeting of stockholders or (ii) a change in control of Hawaiian Holdings; (b) Mr. Ingram received a grant of 163,755 restricted stock units; and (c) Ms. Okinaka received a grant of 57,314 restricted stock units. In the Transaction, equity awards held by Mr. Ingram and Ms. Okinaka will be treated in accordance with their respective severance and change in control agreements. As of December 1, 2023, Mr. Ingram beneficially owns 340,964 shares and Ms. Okinaka beneficially owns 86,903 shares. The 2023 proxy statement, under the caption “Executive Compensation—Potential Payments Upon Termination or Change in Control,” contains certain illustrative information on the payments that may be owed to Mr. Ingram and Ms. Okinaka in a change of control of Hawaiian Holdings. As of December 1, 2023, (a) Mr. Woerth beneficially owns 37,389 shares and (b) Mr. Akins beneficially owns no shares. Mr. Akins received a grant of 13,990 restricted stock units that will vest upon the earlier of (a) the day prior to Hawaiian Holdings’ 2024 annual meeting of stockholders or (b) a change of control.

Promptly after filing the definitive Transaction Proxy Statement with the SEC, Hawaiian Holdings will mail the definitive Transaction Proxy Statement and a WHITE proxy card to each stockholder entitled to vote at the special meeting to consider the Transaction. STOCKHOLDERS ARE URGED TO READ THE TRANSACTION PROXY STATEMENT (INCLUDING ANY AMENDMENTS OR SUPPLEMENTS THERETO) AND ANY OTHER RELEVANT DOCUMENTS THAT HAWAIIAN HOLDINGS WILL FILE WITH THE SEC WHEN THEY BECOME AVAILABLE BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION. Stockholders may obtain, free of charge, the preliminary and definitive versions of the Transaction Proxy Statement, any amendments or supplements thereto, and any other relevant documents filed by Hawaiian Holdings with the SEC in connection with the Transaction at the SEC’s website (http://www.sec.gov). Copies of Hawaiian Holdings’ definitive Transaction Proxy Statement, any amendments or supplements thereto, and any other relevant documents filed by Hawaiian Holdings with the SEC in connection with the Transaction will also be available, free of charge, at Hawaiian Holdings’ investor relations website (https://newsroom.hawaiianairlines.com/investor-relations), or by writing to Hawaiian Holdings, Inc., Attention: Investor Relations, P.O. Box 30008, Honolulu, HI 96820.